[NSA Letterhead]

Exhibit 23.2

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the references in this Form 10-K of Plains Exploration & Production Company, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, to our reserve reports to the interest of Plains Exploration & Production Company and its subsidiaries (collectively the “Company”), relating to the estimated quantities of certain of the Company’s proved reserves of oil and gas and present values thereof for certain periods.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/  J. CARTER HENSON, JR.

J. Carter Henson, Jr.

Senior Vice President

Houston, Texas

March 26, 2003

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